99.1

Cannabis Convention in OKC a Phenomenal Success for American Rebel

Cannabis Industry's first Inventory Control Safe and Vault Doors Receive Strong Interest

OKLAHOMA CITY, OK / ACCESSWIRE / October 6, 2020 / American Rebel - America's Patriotic Brand (OTCQB:AREB) projects over $60,000 worth of potential business was created at CannaCon South held September 28 and 29 at the Cox Convention Center in Oklahoma City. American Rebel partnered with Lock It Up Safe Company for the convention, which was well attended. "We sold over $15,000 worth of product right on the convention center floor," said American Rebel's National Sales Manager Brett Lafferty. "And we have a long list of dispensary operators, growers, and processors interested in our customized Inventory Control solutions. Our experience at this convention validates the vast opportunity that exists for Inventory Control Safes and Vault Doors and American Rebel's positioning as a leader in the industry."

American Rebel had planned to exhibit at five different CannaCon Conventions throughout 2020; but due to coronavirus concerns, the CannaCon South event in Oklahoma City was the first CannaCon convention for the year. American Rebel reached out to its dealer account in Oklahoma, Lock It Up Safe Company, to work the event together. "Over and above the 5 Inventory Safes sold at the event, we expect to do a lot of business after the show," said Lock It Up Safe Company founder Stephen Hall. "In addition to the Inventory Safes, many dispensary operators are building vault rooms and we expect to sell quite a few American Rebel Made in America Vault Doors too."

Medical cannabis was legalized in mid-2018 in Oklahoma and the legal cannabis business is in full swing. Total state and local tax collections, including the 7% excise tax, taken in from January - July 2020 are nearly 1.5 times the total tax collected on cannabis in all of 2019. So far in 2020, more than $45 million in tax proceeds from medical marijuana sales have gone to state and local entities, according to the Oklahoma Tax Commission. It said those entities include the Oklahoma Medical Marijuana Authority (OMMA) for operating costs, the state's general revenue fund, and a drug and alcohol rehabilitation fund. There were 5,971 licensed growers, 2,087 dispensaries and 1,328 processors in the state as of mid-September, the OMMA said.

About American Rebel

American Rebel Holdings, Inc. (OTCQB: AREB) is a fully reporting wholesale and retail sales company of safes, concealed carry apparel and backpacks based in Lenexa, Kansas, and Nashville, Tennessee. The company recognizes the need to safely secure assets, most vital which include firearms, valuables, and secured substances; and to be concealed and safe. American Rebel is currently focused on fulfilling the need for an ever-growing gun storage solution demand as well as operate in the concealed carry market to meet the needs of nearly 20M concealed carry permit holders as well as individuals exercising their Second Amendment rights in 11 permit-less states not required to have permits. The gun safe market is a $2B sector and the concealed carry market is an over $1B sector and both sectors are poised for continued growth as gun sales have increased over 60% since 2010 and there are an estimated 400 million guns in the US alone. Additionally, American Rebel has also recognized the opportunity to meet inventory locking requirements with safe applications for cannabis dispensaries. Dispensaries are often required to lock their inventory after hours and American Rebel safes satisfy those requirements. To meet this opportunity, American Rebel designed the first Inventory Control Safe customized for the $35B cannabis industry. American Rebel utilizes the Harley-Davidson model of a lifestyle brand known for their higher-priced item (motorcycles and safes) supported by lower-priced brand building items. For more information on American Rebel, go to www.AmericanRebel.com.

About Lock It Up Safe Company

Lock It Up Safe Company is Oklahoma owned and Oklahoma proud and was founded to help serve Oklahoma's safe needs. Their mission is "Providing peace of mind for those material items you treasure most." They believe that a safe should be treated like an appliance and there should be one in every home. They have seen firsthand these safes save families' valuables, important documents, and memories. They offer a safe for everyone's needs, the accessories to keep your valuables in perfect condition, full service delivery, installation, moves, and some of the friendliest faces to help along the way. Lock It Up Safes has an American Rebel Inventory Safe, the American Rebel Made in America Vault Door and the other six American Rebel Black Smoke Safes on display in their showroom located at 716 W. 15th Street, Edmond, OK, 73013. For more information go to lockitupsafes.com. Their goal for Lock It Up Safes is very simple, a safe in every home.

Forward-Looking Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, projected revenues from the sales of its products through its other on-line channels, estimated market for its products, and statements about achieving its other development, growth, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent filing on Form S-1, annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

Contact:

American Rebel Investor Relations

(833) 267-3235

info@AmericanRebel.com

SOURCE: American Rebel Holdings Inc.